Exhibit 99.1

For Immediate Release	CONTACT:
Stephen E. Graham
Chief Financial Officer
(216) 265-6656

SHILOH INDUSTRIES REPORTS THIRD QUARTER AND NINE-MONTH RESULTS

CLEVELAND, OH, August 20, 2004 – Shiloh Industries, Inc. (Nasdaq:SHLO) today reported third quarter and nine-month results for the period ended July 31, 2004.

For the third quarter ended July 31, 2004, the Company reported sales of $146.5 million compared to sales of $133.6 million for the third quarter of fiscal 2003, an increase of 9.7%. Net income for the third quarter of fiscal 2004 was $3.8 million, or $0.24 per share basic and $0.23 per share diluted, compared to net income of $0.9 million, or $0.05 per share, both basic and diluted, for the third quarter of fiscal 2003. For the nine-month period of fiscal 2004, sales were $467.2 million compared to $430.6 million in the prior fiscal year nine-month period, an increase of 8.5%. Net income through the nine months of fiscal 2004 was $13.3 million, or $0.84 per share basic and $0.81 per share diluted. In the nine-month period of fiscal 2003, the Company reported net income of $0.3 million, or $0.01 per share, both basic and diluted, including an after tax goodwill impairment charge of $(2.0) million, or $(0.13) per share, associated with an accounting change.

Sales in the third quarter of fiscal 2004 continued to benefit from the introduction of new models at the beginning of the fiscal year, favorable build levels of the models for which the Company supplies products and improved shipments to the heavy duty truck industry. The third quarter sales were below those of the second quarter of fiscal 2004 because of low production levels in July due to customer plant shutdowns for retooling and model changeovers.

Operating income for the third quarter of fiscal 2004 was $8.1 million compared to $4.5 million for the third quarter of fiscal 2003. The Company’s operations continued to improve productivity and reduce costs through their ongoing sharp focus on process characterization and process optimization. Manufacturing expenses and selling, general and administrative expenses declined year- over-year despite the increased level of activity. Operating income for the nine months of fiscal 2004 was $28.9 million, a $16.1 million improvement over the $12.8 million of operating income for the same period in fiscal 2003.

In commenting on the third quarter of fiscal 2004, President and CEO, Theodore K. Zampetis noted, “We have continued our trend of quarterly performance improvement. The third quarter of fiscal 2004 represents our ninth consecutive quarter of reporting improved year-over-year operating results. Our continuous focus on characterizing and optimizing our systems, processes and relationships throughout our operations and with the customers and markets we serve is resulting in higher quality and productivity levels, lower costs and improved performance. The positive cash flow from operations continues, and we are using it effectively to aggressively reduce the Company’s debt, contributing to our improved credit ratings from the investment ratings services.”

On June 11, 2004, Standard & Poor’s Ratings Services raised its corporate credit rating on Shiloh Industries, Inc. to ‘B+’ with a positive outlook from ‘B’ with a negative outlook. Additionally, on July 1, 2004, Moody’s Investor Services raised its rating of the senior secured credit facility of Shiloh Industries, Inc. by two grades to ‘B1’ with a stable outlook from ‘B3’ with a stable outlook. On continued strong cash flow from operations of $48.8 million for the first nine months of fiscal 2004, borrowings have been reduced to $129.0 million, a decrease of $20.9 million since the end of fiscal 2003 and a decrease of $158.7 million since the peak debt levels of January 2002.

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 16 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,100.

A conference call to discuss fiscal 2004 third quarter results will be held on Friday, August 20, 2004 at 11:00 a.m. (ET). To listen to the conference call, dial (800) 374-0915 approximately 5 minutes prior to the start time and request the Shiloh Industries third quarter conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Friday, August 20, 2004, through 5:00 p.m. (ET) Thursday, August 26, 2004. To access the replay, call (800) 642-1687 and enter conference code 9344185.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers; the Company’s dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors; increases in the price of, or limitations on the availability of, steel, the Company’s primary raw material, or decreases in the price of scrap steel; the occurrence of any event or condition that may be deemed a material adverse effect under the Company’s Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in Shiloh’s public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

(Condensed Consolidated Financial Statements Follow)

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Revenues	$146,493	$133,646	$467,192	$430,556
Cost of sales	129,498	119,903	410,947	388,630

Gross profit	16,995	13,743	56,245	41,926
Selling, general and administrative expenses	8,910	9,213	27,354	29,139

Operating income	8,085	4,530	28,891	12,787
Interest expense	2,007	2,666	6,930	9,244
Interest income	24	49	33	121
Other income (expense), net	225	(370)	117	256

Income before income taxes and cumulative effect of accounting change	6,327	1,543	22,111	3,920
Provision for income taxes	2,486	648	8,800	1,647

Income before cumulative effect of accounting change	3,841	895	13,311	2,273
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	—	—	(1,963)

Net income	$3,841	$895	$13,311	$310

Earnings per share:
Basic earnings per share available to common stockholders before cumulative effect of accounting change	$.24	$.05	$.84	$.14
Cumulative effect of accounting change per share	—	—	—	(.13)

Basic earnings per share	$.24	$.05	$.84	$.01

Basic weighted average number of common shares	15,705	15,307	15,596	15,198

Diluted earnings per share available to common stockholders before cumulative effect of accounting change	$.23	$.05	$.81	$.14
Cumulative effect of accounting change per share	—	—	—	(.13)

Diluted earnings per share	$.23	$.05	$.81	$.01

Diluted weighted average number of common shares	16,297	15,657	16,132	15,364